[DEUTSCHE BANK LOGO]


                                                      Filed Pursuant to Rule 433
                                           Registration Statement No. 333-130089

May 1, 2008                                                          FINAL TERMS


HARTFORD LIFE GLOBAL FUNDING TRUST 2008-003 (Aa3/AA-)
USD 295 MILLION 2-YEAR FLOATING-RATE MTN

BOND TERMS

Issuer                         Hartford Life Global Funding Trust 2008-003

Issuer Ratings                 Aa3/AA-

Lead Managers                  Deutsche Bank Securities Inc.

Base Documentation             SEC-registered

Principal Amount               $300,000,000

Issue Date                     May 1, 2008

Settlement Date                May 8, 2008

Maturity Date                  May 14, 2010

Coupon                         3m$L+75

Reoffer Price                  100.000%

Gross Spread                   0.137%

Net Proceeds                   99.863% / $299,589,000

Coupon Payment Dates           The 15th of August, November, February, and May
                               commencing August 15, 2008. Final coupon payment date on Maturity Date. Long first coupon and short final coupon.

Payment Convention             Act/360, Modified Following Business Day,
                               adjusted

Business Days                  New York & London

CUSIP                          41659EKD8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Deutsche Bank at 1-212-250-2500.